iQSTEL, Inc. Executes Acquisition of Revenue Generating SMS-Carrier Assets; Forms New JV for SMS Business for Wholesale Carrier and Corporate Solutions

NEW YORK, NY -- (Marketwired) – 2/12/2020 - iQSTEL Inc. (OTC: IQST) today announced the execution of an acquisition agreement for an SMS Business. A new 51% owned JV is being created for this business acquisition.

The SMS market is primarily made up of 3 areas: App-to-Person (A2P), Person-to-Person (P2P) and cloud-based services for corporate clients. The global market sees 5 billion people using SMS messaging according to SlickText. By 2025 that number is expected to hit 6 billion with the driving force of 5G deployment. China, USA, Japan and most of Europe are the dominant markets with Latin America close behind.

Mr. Iglesias, the Company’s CEO stated: “With this acquisition, iQSTEL now has the IT and carrier agreements to officially launch its SMS business. The acquisition is inclusive of current carrier contracts that currently generate approximately $600,000 per year, thus will be accretive to revenue from day 1. We expect that this additional technology will be cross-sold with iQSTEL’s current carrier base, and increased inventory, allowing for a projected annual revenue rate of $6 million within 9-12 months. The name of the new company will be QGlobal SMS.”

“The SMS market as a whole provides for an increased margin over VOIP services, thereby potentially providing for a strong return to the company. A2P (App-to-Person) continues to grow as this is the two factor authentication service that many people and companies (Microsoft, Facebook, banks, etc) are now using in addition to username/passwords. Security is an important component to the global economy and this acquisition allows iQSTEL Inc. (OTC: IQST) to not only benefit revenue wise, but to bring this added security layer to Latin America and other countries,” concluded Mr. Iglesias, the Company’s CEO.

Companies are shifting their communications from phone/voice and email to SMS as statistics show the majority of people prefer SMS over phone or email contact, in addition to responding faster. An added benefit is all phones support SMS for two factor authentication (A2P) bypassing any app compatibility issues. The A2P market is currently on the rise as seen in the MobileSquared chart.

About iQSTEL Inc.:

iQSTEL (OTC: IQST) www.iQSTEL.com is a technology company offering a wide array of services to the Telecommunications Industry. These include services to International Long-Distance Telecommunications Operators (ILD Wholesale), Retail and Corporate markets (ILD Retail), Submarine Fiber Optic Network capacity, Satellite Communications services, Mobile Virtual Network Operator (MVNO) services, Internet of Things (IoT) technology solutions, Data Center facilities capacity leasing, and Blockchain solutions for the Telecommunications industry.

About Etelix.com USA, LLC:

Etelix.com USA LLC www.etelix.com is wholly owned subsidiary of iQSTEL Inc. Etelix.com USA, LLC is a Miami, Florida-based international telecom carrier founded in 2008 that provides telecom and technology solutions worldwide, with commercial presence in North America, Latin America and Europe. Enabled by its 214-license granted by the Federal Communications Commission (FCC), Etelix provides International Long-Distance voice services for Telecommunications Operators (ILD Wholesale), and Submarine Fiber Optic Network capacity for internet (4G and 5G). Etelix was founded in 2008 and has been profitable since inception.

About SwissLink Carrier AG:

SwissLink Carrier AG www.swisslink-carrier.com is a 51% owned subsidiary of iQSTEL Inc. SwissLink Carrier AG is a Switzerland based international Telecommunications Carrier founded in 2015 providing international VoIP connectivity worldwide, with commercial presence in Europe, CIS and Latin America. SwissLink Carrier AG is a Swiss licensed Operator, having a domestic Interconnect with Swisscom, allowing their international Carrier Customers direct terminations via SwissLink into all Switzerland Fix & Mobile Networks. Since the takeover from Swissphone in November 2018 and the rename into SwissLink, they operate on a profitable level.

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release.

iQSTEL Inc.

IR US Phone: 646-740-0907, IR Email: investors@iqstel.com

Source: iQSTEL Inc.

www.iqstel.com ; www.swisslink-carrier.com and www.etelix.com